Exhibit 10.37

EXECUTION COPY

May 9, 2016

The Compensation Committee of the
Board of Directors of Clovis Oncology, Inc.

Re: Waiver of Base Salary

Ladies and Gentlemen:

Effective the date hereof, I hereby voluntarily waive my right to receive any “Base Salary” (as defined in my Employment Agreement with Clovis Oncology, Inc. (the  Company”), dated August 24, 2011 (my “Employment Agreement”)) in excess of an amount equal to $1.00, plus the cost of the employee portion of any premiums to be paid pursuant to any health and welfare benefit plans maintained by the Company and any tax withholdings related to health and welfare benefits, with such waiver to continue in effect until the earliest to occur of (i) the Company entering into a definitive agreement with respect to a transaction that if consummated would constitute a Change in Control (as defined in my Employment Agreement) or the public announcement of a proposal or transaction that if consummated would constitute a Change of Control, (ii) approval by the U.S. Food and Drug Administration to commercially distribute, sell or market Rucaparib, and (iii) my termination of employment pursuant to Section 8(d) or Section 8(e) of my Employment Agreement.  For purposes of clarity, I anticipate that the Base Salary I received prior to the waiver contemplated by this letter will be reinstated following the occurrence of any of the foregoing events, and that any Severance Benefits (as defined in my Employment Agreement) to which I may become entitled will be calculated based on the Base Salary I received prior to the waiver contemplated by this letter.  Further, to the extent I become eligible for any disability insurance benefits that are determined by reference to my Base Salary while the waiver contemplated by this letter is in effect, I anticipate that the Base Salary I received prior to the waiver contemplated by this letter will be used to determine such benefits.  I hereby acknowledge and agree that I consent to the reduction of my Base Salary resulting from the waiver contemplated by this letter, and that such reduction will in no way constitute “Good Reason” for purposes of my Employment Agreement.

Sincerely,

/s/ Patrick J. Mahaffy

Patrick J. Mahaffy